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                                                                    EXHIBIT 12.1


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                          FOR THE YEARS ENDED DECEMBER 31,
                                          -----------------------------------------------------------------
                                              1998         1999         2000          2001         2002
                                          ------------ ------------ ------------- ------------ ------------
FIXED CHARGES:
  Gross interest expense                  $    14,414  $    25,167  $    25,100   $    15,034  $    15,373
  Interest portion of rent expense                 39           28           40            46          122
                                          -----------  -----------  -----------   -----------  -----------
                                               14,453       25,195       25,140        15,080       15,495

EARNINGS:
  Income (loss) before taxes                 (113,440)      36,369      127,743       189,404      109,586
  Plus: fixed charges                          14,453       25,195       25,140        15,080       15,495
  Less: capitalized interest                    9,817       11,860       13,739        12,042        7,975
                                          -----------  -----------  -----------   -----------  -----------
                                          $  (108,804) $    49,704  $   139,144   $   192,442  $   117,106

RATIO OF EARNINGS TO FIXED CHARGES             N/M(1)         2.0x         5.5x         12.8x         7.6x


                                             THREE MONTHS ENDED                       SIX MONTHS ENDED
                                                  JUNE 30,                                 JUNE 30,
                                          -------------------------               -------------------------
                                              2002         2003                       2002         2003
                                          ------------ ------------               ------------ ------------
FIXED CHARGES:
  Gross interest expense                  $     3,981  $     3,663                $     7,618  $     7,239
  Interest portion of rent expense                 30           21                         63           45
                                          -----------  -----------                -----------  -----------
                                                4,011        3,684                      7,681        7,284

EARNINGS:
  Income before taxes                          44,515       26,875                    113,023       45,856
  Plus: fixed charges                           4,011        3,684                      7,681        7,284
  Less: capitalized interest                    1,821        2,019                      3,192        4,185
                                          -----------  -----------                -----------  -----------
                                          $    46,705  $    28,540                $   117,512  $    48,955

RATIO OF EARNINGS TO FIXED CHARGES              11.6x          7.7                      15.3x         6.7x

------------------------
(1) For the year ended December 31, 1998, ratio of earning to fixed charges was less than one-to-one coverage due to a deficiency of $123.2 million caused by a writedown of the carrying value of our natural gas and oil properties of $130 million ($84.5 million after taxes).